UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 13, 2013

SONORA RESOURCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	0-54268	27-1269503
(State or Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Cerro del Padre # 11
Rinconada de los Pirules,
Guadalupe, Zacatecas
Mexico, 98619
(Address of principal executive office)
1-877-513-7873
(Registrant’s telephone number, including area code

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 8 – OTHER EVENTS

Item 8.01 Other Events.

On September 13, 2013, Sonora Resources Corp. ("Sonora" or the "Company"), a mineral exploration and development company focused on the acquisition and exploration of international silver and gold mining properties, providing the following update on its properties and mining option agreements:

Mining Option Agreement- Ayones, Mexico Property

On August 10, 2011, the Company entered into a Mining Option Agreement with IMMSA Grupo México. Under the terms of the Grupo Agreement, they granted the Company an option to acquire a 100% interest in certain mining properties representing the Ayones project located in the municipality of Etzatlan, Jalisco State, Mexico.

As previously reported, the Company did not pay the $175,000 due February 10, 2013 and has not paid the August 10, 2013 payment of $175,000 to IMMSA Grupo México under the August 10, 2011 Mining Option Agreement.  Further, the Company has not spent the $500,000 in exploration expenditures under the Agreement. The Company intends to renegotiate the 2011 Mining Option Agreement with IMMSA Grupo México; however, the results of such negotiations and an outcome in the Company’s favor cannot be assured.

Mining Option Agreement- Corazon, Mexico Property

On September 5, 2011, the Company entered into Mining Option Agreements (“Corazon Agreements”) with eight Mexican citizens. Under the terms of the Corazon Agreements, the Company was granted an option to acquire a 100% interest in certain mining properties of the Corazon group of claims located in the municipality of Etzatlan, Jalisco State, Mexico.

The Company did not pay the $55,000 due September 5, 2013 to the eight Mexican citizens. The Company intends to renegotiate the 2011 Mining Option Agreement with the eight Mexican citizens; however, the results of such negotiations and an outcome in the Company’s favor cannot be assured.

Mining Property – Los Amoles, Mexico Property

On March 15, 2013, the Company closed the Asset Purchase Agreement with Yale Resources Ltd to purchase all of the right, title and interest in and to the Los Amoles 2 and Los Amoles 3 Fracc.1 properties, consisting of 2,166 hectares located in the State of Sonora Mexico (the “Los Amoles Property”). Yale will use all commercially reasonable efforts to acquire title to the Los Amoles 4 property which is approximately an additional 2,200 hectares adjoining the Los Amoles 3 property.  The Company purchased the Los Amoles Property from Yale by issuing 1,000,000 of restricted SURE common shares and paying US$200,000 in cash.

The Company has commenced an underground work program at the Los Amoles Property and completed a geologic report to define the potential vein structure and outcroppings and prepare for a planned drilling program in 2014.

Mining Option Agreement- Jalisco, Mexico Property

On April 15, 2011, the Company entered into a mining option agreement with First Majestic (NYSE:AG and TSX:FR, “First Majestic”) and Minera El Pilon S.A. de C.V., a subsidiary of First Majestic, whereby the Company has been granted an option  to acquire up to a 90% interest in certain mineral properties wholly owned by First Majestic located in the state of Jalisco, Mexico (the “Jalisco Property”).

As of September 13, 2013, the Company has not spent any funds on the properties. The Company is required to spend $3,000,000 by April 15, 2014 to earn 50% interest in the Jalisco Property and an additional $2,000,000 to earn an additional 20% interest by April 15, 2016 on exploration expenses. An additional 20% interest in and to the Property can be earned by completing a bankable feasibility study no later than the seventh anniversary of the Agreement.

Joint Venture and Benefits Agreement- Liz, Mexico Property

On May 17, 2012, Finder Plata entered into a Joint Venture and Benefits Agreement with Mr. Ramiro Romero Aguirre, a Mexican citizen. Under the terms of the Liz Agreement, Finder Plata was granted the rights to acquire, process on sight and sale the mineral products obtained from the old dumps located on  which are expected to contain silver and gold. contents in Liz mining claim title 216028 and on surface of land owned by Mr. Romero. The Liz project located in the municipality of Ayutla, Jalisco State, Mexico. The mining properties are next to the Jalisco properties and contain silver and gold tailings. The Liz Agreement shall be exercised or finished on or before December 15, 2013.

As of September 13, 2013, the Company has commenced sampling work program using external geologists and surveyors to define the potential silver and gold tailings. The Company spent $12,000 in 2012 and does not expect to spend any funds in 2013 to produce silver and gold at this property.

All exploration expenditures are dependent upon the Company’s ability to obtain financing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonora Resources Corp.

Dated: September 13, 2013	By:	/s/ Juan Miguel Ríos Gutiérrez

Juan Miguel Ríos Gutiérrez
Chief Executive Officer